Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of JELD-WEN Holding, Inc. of our report dated February 23, 2016, except with respect to our opinion on Note 23, Earnings (Loss) per Share and the financial statement schedule included in Schedule I, as to which the date is June 1, 2016, and the effect of the stock split referenced in Note 36, as to which the date is January 4, 2017, relating to the financial statements, and financial statement schedule of JELD-WEN Holding, Inc., which appears in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-211761). We also consent to the reference to us under the heading “Experts” in Amendment No. 6 to the Registration Statement on Form S-1 (No. 333-211761).

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Charlotte, North Carolina

February 1, 2017